EXHIBIT 5.1

August 30, 2016

Alliance MMA, Inc.

590 Madison Avenue, 21st Floor

New York, New York 10022

Re: Alliance MMA, Inc. Registration Statement on Form S-1 (File No. 333-213166)

Gentlemen:

We have acted as counsel to Alliance MMA, Inc., a Delaware corporation (the “Company”), in connection with the proposed issuance and sale by the Company of up to 3,333,333 shares of the Company’s common stock, $0.001 par value (the “Shares”), pursuant to the Company’s Registration Statement on Form S-1, File No. 333-213166 (the “Registration Statement”), filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”) and the prospectus included therein (the “Prospectus”).

This opinion is being furnished in accordance with the requirements of Item 16(a) of Form S-1 and Item 601(b)(5)(i) of Regulation S-K.

In connection with the preparation of this opinion, we have examined such documents and considered such questions of law as we have deemed necessary or appropriate. In all such examinations, we have assumed the genuineness of all signatures on original documents, and the conformity to the originals of all copies submitted to us by or on behalf of the Company. In passing upon certain corporate records and documents of the Company, we have assumed the correctness and completeness of the statements made or included therein by the Company, and we express no opinion thereon.

Based on the foregoing, we are of the opinion that the Shares have been duly authorized and, when issued and sold in the manner described in the Registration Statement and the Prospectus, will be legally issued, fully paid and non-assessable.

We render this opinion only with respect to the General Corporation Law of the State of Delaware, and we express no opinion herein concerning the application or effect of the laws of any other jurisdiction.

We consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the reference to our firm under the caption “Legal Matters” in the Prospectus. In giving our consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

This opinion is rendered as of the date hereof and we disclaim any obligation to advise you of facts, circumstances, events or developments which hereafter may be brought to our attention and which may alter, affect or modify the opinion expressed herein. Our opinion is expressly limited to the matters set forth above and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company or the Shares.

Very truly yours,

MAZZEO SONG P.C.

By:	/s/ Robert L. Mazzeo
Robert L. Mazzeo